Sunworks Reports Third Quarter 2018 Results

Company Narrows Quarterly Net Loss and Achieves Positive Adjusted EBITDA

ROSEVILLE, Calif. November 7, 2018 - Sunworks, Inc. (Nasdaq: SUNW), a provider of solar power solutions for agriculture, commercial and industrial (ACI), public works and residential markets, today announced financial results for the third quarter and nine months ended September 30, 2018.

Third Quarter 2018 Summary:

●	Revenue of $18.3 million for the third quarter of 2018.

●	Net loss of $0.4 million versus a $2.0 million loss in the prior year third quarter; and positive earnings before interest, taxes, depreciation, amortization and stock compensation (“Adjusted EBITDA) of $0.1 million for the third quarter of 2018.

●	Gross margin was 18.4% for the third quarter of 2018, marking the highest level in five quarters.

●	Backlog of projects scheduled for installation in the next 12 months as of September 30, 2018 was $52.4 million.

●	Cash balance at September 30, 2018 was $3.6 million.

Chuck Cargile, Sunworks Chief Executive Officer said, “Our third quarter results reflect continued progress in our transformation of Sunworks. Our gross margin improved versus recent quarters, despite continuing to work through a number of older projects entered into before our internal controls on pricing and estimating were in place. Operating expenses, excluding stock-based compensation, of $3.4 million in the quarter decreased for the 8th consecutive quarter and these expenses are at the lowest level in over three years. Most importantly, we achieved positive Adjusted EBITDA for the quarter. As we stabilize the financial position of the company, we are enhancing our focus on attracting new business to add to our pipeline of projects for 2019. We remain determined to transform the business into one that achieves consistent, predictable profitable results.”

Third Quarter Financial Summary

Total revenue for the quarter ended September 30, 2018 was $18.3 million compared to $18.8 million in the same period last year. The reduction in revenue is primarily due to lower revenue in our ACI and residential business offset in part by a strong increase in Public Works revenue.

Gross margin for the third quarter of 2018 was 18.4% compared to 16.5% in the year ago period. The prior year period gross margin was marked by a number of low-margin projects and adjustments for costs in excess of original estimates. Although the company continues to work on some older low margin projects, there were no meaningful negative adjustments to project estimates in the quarter.

Selling, general and administrative expenses, excluding stock-based compensation, were $3.4 million, or 18.5% of revenue for the third quarter of 2018, marking a 25% decrease from $4.5 million, or 23.9% of revenue, in the comparable prior year quarter.

Net loss for the quarter ended September 30, 2018 was $0.4 million, or ($0.01) per basic and diluted share, compared to net loss of $2.0 million or ($0.09) per basic and diluted share in the third quarter of 2017.

Fourth Quarter 2018 Expectations:

●	Management noted that although it is difficult to predict the quarterly timing of installation revenue, they expect to generate $18 - $20 million in revenue in the fourth quarter of 2018.

●	Management expects the company to generate positive Adjusted EBITDA for the fourth quarter of 2018.

Conference Call Details

Management will host a conference call to discuss these results at 11:30 a.m. ET. To access the call, please dial 1-877-407-0778 (toll free) or 1-201-689-8565. The conference call will also be broadcast live over the Internet, which can be accessed via the Investor Relations section of Sunworks’ web site at http://www.ir.sunworksusa.com. All participants should call or access the website approximately 5 minutes before the conference begins.

The webcast will be available for replay for at least 90 days. A telephonic replay of this conference call will also be available by dialing 1-877-481-4010 (toll free) and using the replay ID # 40109 until 11:59 p.m. ET on November 14, 2018.

About Sunworks, Inc.

Sunworks, Inc. (NASDAQ:SUNW) is a premier provider of high performance solar power systems. We are committed to quality business practices that exceed industry standards and uphold our ideals of ethics and safety. Sunworks continues to grow its presence, expanding nationally with regional and local offices. We strive to consistently deliver high quality, performance-oriented solutions for customers in a wide range of industries including agricultural, commercial and industrial, federal, public works, and residential. Our dedication to excellence is reflected in our 25-year warranty, a benchmark that we stand by to support our customers above and beyond their expectations. Sunworks’ diverse, seasoned workforce includes distinguished veterans who bring a sense of pride, discipline, and professionalism to their interaction with customers. All our employees uphold our company’s guiding principles each day. Sunworks is a member of the Solar Energy Industries Association (SEIA) and is a proud advocate for the advancement of solar power. For more information, visit www.sunworksusa.com

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “will,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, these they are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These risks include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive, regulatory, environmental and other factors affecting the Company and its operations, markets, products, and prospects for sales, lower revenues, failure to earn profit, higher costs than expected, persistent operating losses, ownership dilution, inability to repay debt, failure of acquired businesses to perform as expected, the inability to complete projects within anticipated timeframes and costs, the impact of tariffs imposed by governmental bodies, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company. We also refer you to the risks described in “Risk Factors” in Part I, Item 1A of Sunworks, Inc.’s Annual Report on Form 10-K and in the other reports and documents we file with the Securities and Exchange Commission from time to time.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Investor Relations Contact:

Rob Fink

Hayden IR

646-415-8972

rob@haydenir.com

SUNWORKS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2018 AND DECEMBER 31, 2017

(in thousands, except share and per share data)

	September 30, 2018	December 31, 2017
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$3,635	$6,356
Restricted cash	446	475
Accounts receivable, net	9,390	11,330
Inventory, net	3,933	4,450
Contract assets	5,181	3,790
Other current assets	129	2,081

Total Current Assets	22,714	28,482

Property and Equipment, net	948	1,233

Other Assets
Other deposits	71	68
Goodwill	11,364	11,364

Total Other Assets	11,435	11,432

Total Assets	$35,097	$41,147

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	$11,588	$13,090
Contract liabilities	6,252	7,288
Customer deposits	117	2,905
Loan payable, current portion	198	229
Convertible promissory notes, current portion	100	-
Acquisition convertible promissory note, current portion	757	606

Total Current Liabilities	19,012	24,118

Long Term Liabilities
Loan payable	127	267
Promissory note payable, net	3,655	-
Convertible promissory notes	-	149
Acquisition convertible promissory notes	252	707
Warranty liability	336	246
Total Long Term Liabilities	4,370	1,369
Total Liabilities	23,382	25,487

Shareholders’ Equity
Preferred stock Series B, $.001 par value; 5,000,000 authorized shares; 0 and 1,506,024 shares issued and outstanding, respectively	-	2
Common stock, $.001 par value; 200,000,000 authorized shares; 25,678,322 and 20,853,921 shares issued and outstanding, respectively	26	23
Additional paid in capital	73,350	72,000
Accumulated Deficit	(61,661)	(56,365)

Total Shareholders’ Equity	11,715	15,660

Total Liabilities and Shareholders’ Equity	$35,097	$41,147

SUNWORKS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2017

(in thousands, except share and per share data)

	Three Months Ended (unaudited)		Nine Months Ended (unaudited)
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017

Revenue	$18,281	$18,797	$51,722	$58,159

Cost of Goods Sold	14,916	15,704	43,048	45,554

Gross Profit	3,365	3,093	8,674	12,605

Operating Expenses
Selling and marketing expenses	891	1,751	3,048	5,291
General and administrative expenses	2,399	2,640	7,666	9,175
Stock based compensation	151	299	1,183	833
Depreciation and amortization	96	102	289	308

Total Operating Expenses	3,537	4,792	12,186	15,607

Loss before Other Expenses	(172)	(1,699)	(3,512)	(3,002)

Other Income/(Expenses)
Other income (expense)	(13)	1	(26)	(43)
Interest expense	(191)	(261)	(353)	(752)

Total Other Income/(Expenses)	(204)	(260)	(379)	(795)

Loss before Income Taxes	(376)	(1,959)	(3,891)	(3,797)

Income Tax Expense	-	-	-	-

Net Loss	$(376)	$(1,959)	$(3,891)	$(3,797)

LOSS PER SHARE:
Basic	$(0.01)	$(0.09)	$(0.16)	$(0.17)
Diluted	$(0.01)	$(0.09)	$(0.16)	$(0.17)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
Basic	25,709,915	22,455,664	24,559,382	22,060,186
Diluted	25,709,915	22,455,664	24,559,382	22,060,186

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
Net Loss	$(376)	$(1,959)	$(3,891)	$(3,797)
Stock based compensation	151	299	1,183	833
Depreciation and amortization	96	102	289	308
Interest expense	191	261	353	752
Adjusted EBITDA	$62	$(1,297)	$(2,066)	$(1,904)